Financial
News

National Fuel Gas Company

10 Lafayette Square/Buffalo, NY 14203
Margaret M. Suto
Investor Relations
716-857-6987
Joseph Pawlowski
Treasurer
716-857-6904

RELEASE DATE: Immediate April 25, 2001

Seneca Resources Corporation

Announces Second Quarter Earnings Increase of 110%

        (April 25, 2001) Buffalo, New York: Seneca Resources Corporation (“Seneca”), the exploration and production subsidiary of National Fuel Gas Company (“National Fuel”) (NYSE: NFG), today announced results for its second quarter of fiscal year 2001 which ended March 31, 2001.

        The second quarter total revenue was $98.5 million and net income was $16.6 million, a contribution of $0.42 per share to National Fuel’s second quarter earnings. Compared to the second quarter of fiscal 2000, total revenues increased by $48.1 million, or 96%, and net income increased by $8.7 million, or 110%. Higher commodity prices for natural gas contributed significantly to the earnings increase. Average oil prices (before hedging) decreased 3% to $24.60 per barrel (BBL) and natural gas prices (before hedging) rose 202% to $7.92 per thousand cubic feet (MCF) compared to the prior year’s second quarter.

        Production for the quarter increased 27% from last year’s second quarter to 21.0 billion cubic feet equivalent (BCFE) with March 2001 production of 7.24 BCFE. Production increases over the fiscal first quarter were recorded from Seneca’s operations in both Canada and the Gulf Coast while production from its properties in California remained nearly flat. Three new offshore wells and a new offshore platform were placed on production by April 12, 2001, and these, combined with the three offshore platforms placed on production in January 2001, should continue Seneca’s production increases from the Gulf Coast.* In addition, on Vermilion 253, where Seneca has a 50% working interest and High Island 194, where Seneca has a 55% working interest,work has been started by the operators, and improved production from these blocks is expected by June 2001.*

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Seneca Resources Second Quarter Report
Page 2.

        Seneca’s emphasis on reducing expenses has resulted in lower costs this quarter compared to the first quarter of this fiscal year. General and administrative (G&A) expenses per thousand cubic feet equivalent (MCFE) were reduced by 23% from $0.30 per MCFE last quarter to $0.23 per MCFE for the second quarter. Lease operating expenses (LOE) per MCFE were reduced 8% from $0.75 per MCFE last quarter to $0.69 per MCFE for this quarter. Production taxes in Canada, which are tied to oil prices, were a significant part of this LOE reduction. Management has continued to focus on identifying ways to limit expense increases, despite a very difficult operating market.

        Hedging expense for the quarter was $35.4 million, an increase of $27.6 million from the second quarter of fiscal 2000. Most of the expense was associated with the gas swaps for January and February 2001 when gas prices were at record high levels. There was a $2.0 million mark-to-market expense booked for the quarter. This expense, which represents Seneca’s mark-to-market exposure for no cost collars, is required by the Financial Accounting Standards Board Statement No. 133. There was also a $1.3 million expense associated with this amortization of the accrual of the no cost collars.

        Seneca’s exploration and development drilling programs posted record results this quarter. Seneca drilled a total of 68 gross wells this quarter: 50 in the U.S. and 18 in Canada; this compares to 12 wells drilled during the second quarter of 2000. Seneca’s success rate was 91% for all wells drilled for the second quarter of this fiscal year.

        Seneca’s offshore exploration program was very successful during the second quarter. On Vermilion Block 56, the #1 Well, in which Seneca has 63.75% working interest, was placed on production from two zones at a combined rate of 15.2 million cubic feet (MMCF) per day and 825 barrels of condensate per day (BCPD). On Galveston Block 307, the #1 Well was flowing at a rate of 4.9 MMCF per day and 52 BCPD, while the #2 Well was producing 1 MMCF per day and 27 BCPD. Seneca has a 100% working interest in each of these wells. West Cameron 294 #3, another successful well was tested but is not expected to be on production until October 2001.* This well tested at a rate of 7.7 MMCF per day with 78 BCPD with a flowing tubing pressure of 10,260 PSI. A second well, West Cameron 294 #4, is currently being drilled, and pipeline installation to these wells has begun. Seneca has a 45.5% working interest in each of these wells.

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Seneca Resources Second Quarter Report
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        Seneca’s California properties had the largest increase in activity where 28 new wells were drilled. Most of these new wells were drilled in the Lost Hills Field for higher gravity oil and natural gas. California’s monthly production for the quarter remained consistent with the previous year’s quarter at 297,000 barrels of oil equivalent (BOE). Normal declines in production from the Sespe Field, combined with limited steaming operations at Midway-Sunset and North Lost Hills, account for the lack of growth in this region’s production during the second quarter.

        As announced on December 11, 2000, Seneca previously discontinued its steaming operations in the Midway-Sunset Field and began selling the natural gas used in those operations. Seneca did reinitiate some limited steaming in Midway-Sunset, but currently 19 wells are waiting to be steamed. Management is reviewing the production loss versus the steaming costs and will reinitiate steaming when natural gas prices and the economics of this strategy warrant.*

        Seneca’s Canadian subsidiary, National Fuel Exploration Corp. (NFE), continued its drilling program during the second quarter. A total of 24 wells were drilled with a success rate of 79%. The exploration and development drilling program for 2001 is on schedule and more than 70 wells are planned.* NFE drilled a total of six successful exploratory wells, three of which were previously announced as successes in March. Of the remaining new discoveries, two were located in the Tilston Trend and one was located in the Dawson Area.

        Seneca’s drilling plans for all of its properties remain on schedule. Currently, Seneca has shut down drilling in Canada for Spring Break-up, two rigs are drilling offshore, two in California and one in the Appalachia area. In addition, Seneca has a non-operated interest in two wells currently being drilled in the Gulf Coast area. Seneca’s current hedging position for the remainder of fiscal 2001 is contained in the summary table at the end of this release.

        Additionally, Seneca increased its exploration inventory by being the high bidder on seven out of 12 tracks of the Federal Lease Sale 178 held on March 28, 2001. Seneca was awarded two tracks by the Minerals Management Service and is currently awaiting the evaluation on the remaining five high bids.

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Seneca Resources Second Quarter Report
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        National Fuel will host a conference call on Thursday, April 26, 2001 at 2:00 p.m. (Eastern Time) to discuss this announcement. There are two ways to access this call; first via the Company’s home page at its Internet Web site http://www.nationalfuelgas.com under the section “Conference Call”; and second, for those without Internet access, a toll free number may be used. Please call 1-888-455-5419 and use the passcode “National Fuel” to listen to the live call. For those unable to listen to the live broadcast, a replay will be available at www.nationalfuelgas.com beginning about one hour after the call. In addition, the call will be recorded and a toll-free replay will be available for playback by telephone approximately one hour after the call is completed at 1-800-568-0673.

        National Fuel is an integrated energy company with $3.5 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Media Contact: Analyst Contact: Margaret Suto (716) 857-6987
Julie Coppola Cox (716) 857-7079

*Certain statements contained herein, including those which are designated with an “*", are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions or weather conditions; changes in the availability or price of natural gas and oil; significant changes in competitive conditions affecting the company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the company’s actual production levels for natural gas or oil; changes in the availability or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of these financial instruments; inability of the various counterparties to meet their obligations with respect to the company’s financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the company’s relationship with its employees and contractors and the potential adverse effects if labor disputes or grievances were to occur; or changes in accounting principles or the application of such principles to the company. The company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Seneca Resources Second Quarter ReportPage
5.

                                      2nd Quarter Results              Year to Date Results
                                      -------------------              --------------------
                                 2001    2000     % Change          2001    2000     % Change
Financial Results
 (in millions of dollars)

   Revenue                       $98.5   $50.4         96%         $199.7   $100.4        99%
   Operating Expenses            $58.0   $30.6         90%         $109.1    $60.1        82%
   EBITDA                        $62.9   $35.4         78%         $133.5    $71.4        87%
   Operating Income (before
      Income taxes)              $40.4   $19.8        105%          $90.6    $40.3       125%
   Net Income                    $16.6    $7.9        110%          $39.6    $15.9       149%

Operating Performance Statistics

   Production (bcfe)              21.0    16.5         27%           40.7     32.8        24%

Operating Performance

   General & Administrative
   Expense/mcfe                  $0.23    $0.17        35%          $0.27    $0.16        69%
   Lease Operating
   Expense/mcfe                  $0.69    $0.52        33%          $0.72    $0.51        41%
   Depreciation Depletion
   & Amortization/mcfe           $1.07    $0.94        14%          $1.06    $0.95        12%

Commodity Prices (Before Hedging)

   Avg. Oil Price/barrel      $24.60     $25.41       (3%)          $26.40   $23.26       13%
   Avg. Gas Price/mcf          $7.92      $2.62       202%           $7.04    $2.63      168%

Commodity Prices (After Hedging)

   Avg. Oil Price/barrel      $20.81     $19.12         9%          $21.88   $18.26       20%
   Avg. Gas Price/mcf          $5.24      $2.77        89%           $4.51    $2.70       67%

Hedging Summary (remaining six months of fiscal 2001)

   SWAPs                     Volume                    Average Hedge Price
   -----                     ------                    -------------------
   Oil                       1.89 MMBBL                $20.99/BBL
   Gas                       11.9 BCF                  $3.37/MCF

   No-cost Collars            Volume                   Floor Price           Ceiling Price
   ---------------            ------                   -----------           -------------
   Oil                       1.02 MMBBL                $22.26                $29.22
   Gas                       3.5 BCF                   $3.95                 $5.53